Exhibit 10.54

AMENDMENT TWO

TO THE

TORCHMARK CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to Section 9.1 of the Torchmark Corporation Supplemental Executive Retirement Plan as established effective January 1, 2007 (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan, effective January 1, 2007, as follows:

Section 2.5 of the Plan is replaced in its entirety and shall read as follows:

2.5 Beneficiary shall mean the person or persons designated to receive (a) pre-retirement death benefits payable under Article 5 of this Plan, (b) payments remaining under a period certain of 10 or 20 years option at the Participant’s death, or (c) payments remaining under a Joint and Contingent Survivor Annuity with a period certain of 10 or 20 years option at the death of both the Participant and the Contingent Joint Annuitant. A Participant shall have the right to change his Beneficiary at any time, whether before or after benefit commencement, including a Participant who has elected a Joint and Contingent Survivor Annuity with a period certain of 10 or 20 years. If a Participant fails to designate a Beneficiary, then his Beneficiary shall be the Participant’s surviving spouse, if one, or if not, the Participant’s estate.

Done this the 12th day of December, 2007.

TORCHMARK CORPORATION

By:	/s/ Carol A. McCoy
Its:	Vice President, Associate Counsel and Secretary